041 Putnam Global Income Trust, April 30, 2014, semi-annual
Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					3,057
Class B		  		 	   99
Class C		    		  	  336
Class M		     	  	          166

72DD2

Class R		     	   	           80
Class R5				    0
Class R6				   73
Class Y		    		  	  785

73A1

Class A				  	0.192
Class B				  	0.145
Class C	      		  	        0.143
Class M	      		  	        0.177

73A2

Class R		 		  	0.176
Class R5				0.210
Class R6				0.213
Class Y				  	0.209

74U1

Class A			    	       16,443
Class B				  	  672
Class C					2,294
Class M					  908

74U2

Class R				  	  481
Class R5			            1
Class R6			          363
Class Y					4,742

74V1

Class A					12.91
Class B					12.85
Class C					12.85
Class M					12.78

74V2

Class R					12.88
Class R5				12.90
Class R6				12.90
Class Y					12.90

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.